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                                                                    EXHIBIT 23.4

                          [KPMG FIDES PEAT LETTERHEAD]

The Board of Directors
Alusuisse Lonza Group AG:

We consent to the inclusion of our report dated February 3, 1999, except for Notes 26(a) and 29, as to which date is October 18, 1999, with respect to the consolidated balance sheets of Alusuisse Lonza Group AG and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form S-4 of Alcan Aluminium Limited dated December 23, 1999. We did not audit the financial statements of Alusuisse-Lonza America Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 20 percent and 21 percent in 1998 and 1997, respectively, and total revenues constituting 19 percent and 20 percent in 1998 and 1997, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Alusuisse-Longa America Inc., is based on the report of the other auditors.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG FIDES PEAT

Zurich, Switzerland
December 23, 1999